Exhibit 99.1

SecureAlert, Inc. Announces Completion of Acquisition of
Midwest Monitoring & Surveillance, Inc.

Sandy, UT – (Marketwire 7/12/11) – SecureAlert, Inc. (OTCBB: SCRA), a leading international provider of patented, wireless electronic monitoring systems and services to public safety agencies, reported today the completion of its acquisition of the remaining 46.855% in outstanding capital stock of Midwest Monitoring & Surveillance, Inc. (MM&S) based in Minnesota.  As a result of the acquisition, MM&S is now a wholly-owned subsidiary of SecureAlert, Inc. (the “Company”).

 “As we focus on expanded domestic services and global growth opportunities, it made good business sense for us to exercise our option to complete the acquisition of MM&S at this time,” said John L. Hastings III, President & CEO of SecureAlert, Inc.  “MM&S provides not only a foundation for revenue growth, but recent MM&S contract wins are contributing to overall improved bottom line results of the Company,” continued Hastings.  “Additionally, the Company anticipates further financial synergies through the close collaboration and integration of the two Company’s operations, personnel and sales efforts,” concluded Hastings.

“We are very pleased to be part of SecureAlert, Inc. and its worldwide reach and influence of the electronic monitoring industry,” said Gary Shelton, General Manager and former founder and president of MM&S.  Shelton further said, “I am also pleased to continue supporting the growth plan of the Company and to facilitate the profitable integration of our organizations, which will benefit our customers and employees alike.  Importantly, we will continue to offer a portfolio of reliable electronic monitoring equipment and services, which has been embraced by the Company, and will be expanded through this valued relationship.”

About SecureAlert

SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide.  SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office. The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company. Statements in this release that are considered to be forward-looking include the statements regarding the profitable integration of MM&S into the Company, and the reference to improved bottomline results, as well as statements regarding the future performance and success of the Company throughout the release.  Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

For more information please contact: Investor Relations at SecureAlert, Inc. (801) 451-6141